FIRST AMENDMENT TO
SECURITIES PURCHASE AGREEMENT

This First Amendment (the "Amendment") to the Securities Purchase Agreement between World Surveillance Group Inc. ("WSGI") and La Jolla Cove Investors, Inc. ("La Jolla") is effective on the date fully executed by both parties ("Effective Date"), and is entered into by and between WSGI, a Delaware corporation with offices at State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815 and La Jolla, a California corporation with offices at 1150 Silverado Street, Suite 218, La Jolla, CA 92037.

WHEREAS, WSGI and La Jolla entered into that certain Securities Purchase Agreement dated February 2, 2012 (the "Agreement").

WHEREAS, WSGI and La Jolla now desire to amend the terms of the Agreement as more particularly set forth below:

NOW, THEREFORE, in consideration of the mutual promises and consideration contained herein, the parties agreed as follows:

1. Section 5.16 of the Agreement is hereby amended and restated in its entirety and shall hereafter be and read as follows:

Cancellation. In the event of any of the following conditions, Investor may cancel this Agreement, the Convertible Debenture and Equity Investment Agreement, and receive the return of all funds advanced and unconverted, upon the occurrence of the following event:

(a) Holder is unable to sell the Common Stock through the Broker (or a Replacement Broker) identified herein pursuant to Rule 144; or

(b) It becomes unlawful for Holder to sell the Common Stock pursuant to Rule 144 in any respect.

In such event, Holder shall give notice to the Company of the occurrence of such event, and if the event is one under Section 5.16(a) and Company is unable to find a Replacement Broker within ten (10) days of the notice, or if under Section 5.16(b), then Investor may cancel this Agreement, return the Convertible Debenture, obtain the return or cancellation of the Equity Investment Agreement, and immediately receive from the Company the return of all funds advanced and unconverted toward the purchase of the Debenture and Equity Investment Agreement.

2. Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

3. This Amendment embodies the entire agreement between WSGI and La Jolla with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

4. Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

5. This Amendment shall be construed and governed by the laws of the State of California.

IN WITNESS WHEREOF, WSGI and La Jolla have executed and delivered this Amendment effective as of the Effective Date.

WORLD SURVEILLANCE GROUP INC.

By: ____________________

Name: Glenn D. Estrella

Title: President and CEO

Date: March 23, 2012

LA JOLLA COVE INVESTORS, INC.

By: ____________________

Name: Travis W. Huff

Title: PortfolioManager/VP

Date: March 28, 2012